EXHIBIT 99.2

For Immediate Release
January 21, 2011

SUNSHINE BIOPHARMA AND BINGHAMTON UNIVERSITY (STATE UNIVERSITY OF NEW YORK) ENTER INTO RESEARCH AGREEMENT

Parties to Work Together for Clinical Studies on
Breast and Prostate Cancer Drug

Montreal, Quebec, Canada-(Canada Newswire)-Sunshine Biopharma, Inc. (OTCBB Ticker Symbol: SBFM) a development stage pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, today announced that it has executed an agreement with The Research Foundation of the State University of New York (SUNY), acting for and on behalf of Binghamton University (Binghamton, NY).  As a result, the parties will begin conducting the necessary research and development to advance Sunshine’s lead compound, Adva-27a through various stages of preclinical development and Phase I clinical trials for breast cancer and prostate cancer.  The Agreement shall be in force for a period of three (3) years from the Effective Date and shall be renewed automatically for additional one (1) year periods until the Project is completed, unless the research is completed prior to the initial three year term of the Agreement.  Adva-27a is a small molecule that inhibits Topoisomerase II, an enzyme found in abundance in Multi-Drug Resistant breast cancer as well as in other types of aggressive cancer.

Dr. Steve Slilaty, Sunshine’s President and CEO, stated “we are very excited to sign the agreement with Binghamton University.  This is the next step for us and we believe Adva-27a is a much more effective inhibitor of Topoisomerase II without the risks of toxicity or significant adverse side effects.  Data published in our issued and pending patent applications have shown that Adva-27a is three times more effective in arresting cancer cell growth than its current market competitor.”   Dr. Slilaty also stated “We anticipate completion by the first half of 2012 and if things go as we expect, we anticipate Adva-27a to be available for “compassionate-use” by the end of the trial.  We are excited by the challenges ahead and the potential to make a difference in the length and quality of life for many cancer patients throughout the world”.

Dr. Susannah Gal, Associate Professor in the Department of Biological Sciences at Binghamton University, stated “I look forward to pursuing laboratory studies and coordinating clinical trials to better understand the action of this exciting new drug.  If these studies pan out as expected, this drug could have a dramatic positive impact in the clinic.  As a cancer survivor myself, it is gratifying to potentially help those facing the ravages of this disease with our work on this compound.”

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To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

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